UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2014

VANTAGE HEALTH

(Exact name of registrant as specified in its charter)

Nevada	333-168930	93-0659770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Warren Street, Suite 200

Redwood City, CA 94063

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (917) 745-7202

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(d) On September 29, 2014, the Board of Directors (the “Board”) of Vantage Health (the “Company”) approved the election of Edward Rollins to serve as a member of the Board effective as of the date of such appointment. Mr. Rollins has not yet been appointed yet to serve on any committee of the Board.

Mr. Rollins, former advisor to four United States Presidents, currently serves as a senior advisor for Teneo, a global advisory firm that partners exclusively with CEOs and senior leaders of many of the world’s largest and most complex companies and organizations. He has advised Fortune 400 chief executives and leaders of major trade associations on corporate reputation, crisis management, advertising, public relations and governmental affairs.

There are no arrangements or understandings between Mr. Rollins or any other person pursuant to which Mr. Rollins was appointed as director.

The Company is currently assessing its non-executive Board compensation policy, which will be disclosed in a subsequent Current Report on Form 8-K when finalized and approved. Mr. Rollins will be reimbursed for reasonable expenses incurred in connection with his service on the Board.

Item 8.01 Other Events.

In addition, the Company issued a press release in connection with the election of Mr. Rollins to the Board. The press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Neither the filing of the press release as an exhibit to this Current Report on Form 8-K nor the inclusion in the press release of a reference to the Company’s internet address shall, under any circumstances, be deemed to incorporate the information available at the Company’s internet address into this Current Report on Form 8-K. The information available at the Company’s internet address is not part of this Current Report on Form 8-K or any other report filed by it with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release dated September 29, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VANTAGE HEALTH

By:	/s/ Joseph C. Peters
Name:	Joseph C. Peters
Title:	President

Date: October 2, 2014